SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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      14a- 6(e)(2))

 [ ]  Definitive Proxy Statement

 [ ]  Definitive Additional Materials

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                               Howell Corporation
                (Name of Registrant as Specified in Its Charter)

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[HOWELL CORPORATION LOGO]                                          PRESS RELEASE






      For Immediate Release         Contact:    John E. Brewster, Jr.
                                            Vice President
                                            (713) 658-4084


      HOWELL CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER
      $0.67 Earnings per share and $1.08 Cash Flow per share

                        -Status of Merger-
               -Dividends declared on common shares-

      Houston,  Texas, OCTOBER 30, 2002 -- HOWELL CORPORATION (HWL:
NYSE; HWLLP: NASDAQ) today announced operating and financial results for the third quarter. Howell reported net income of $6.3 million ($0.67 per common share) for the quarter ended September 30, 2002, on revenues of $26.4 million. These results compared to net income of $4.7 million ($0.50 per common share) for the third quarter of 2001. Cash flow from operations before working capital changes was $10.1 million ($1.08 per common share) compared to $8.9 million ($0.94 per common share) for the third quarter of 2001. All per share amounts are presented on a fully diluted basis.

For the first nine months of this year, net income was $14.5 million ($1.55 per common share) and cash flow from operations before working capital changes was $27.3 million ($2.91 per common  share).  For the same  period  last  year,  net  income was
$17.0 million ($1.80 per common share) and cash flow from operations before working capital changes was $27.6 million ($2.91 per common share).

Howell's average net daily production for the third quarter climbed to 9,655 barrels of oil, 697 barrels of NGLs, and 10.3 million cubic feet of natural gas. During the third quarter of 2001, average net daily production was 8,299 barrels of oil, 276 barrels of natural gas liquids ("NGLs"), and 8.0 million cubic feet of natural gas. The increase in oil and NGL production was primarily a result of the purchase of an additional interest in the Elk Basin field in November 2001. The increase in gas production was primarily attributable to successful drilling in the Elk Basin field.

Average  realized  product  prices  during the third  quarter  were
$26.45 per barrel of oil, $16.93 per barrel of NGLs, and $1.71 per Mcf of natural gas. These prices compare to $24.48 per barrel of oil, $15.82 per barrel of NGLs, and $2.10 per Mcf of natural gas received during the same quarter a year earlier. The 8% increase in the oil price and 7% increase in the price for NGLs were offset somewhat by a 19% decrease in the natural gas price (due to market differentials in the Rocky Mountain region). As of September 30, 2002, outstanding bank debt was $71 million.

Status of the Merger with Anadarko Petroleum Corporation

On September 29, 2002, Howell entered into an agreement to be acquired by Anadarko Petroleum Corporation in a cash merger in which the Company's common stockholders will receive $20.75 per share, and holders of the Company's convertible preferred stock will receive $76.15 per share. The Board of Directors of each company has unanimously approved the transaction. Early in November, a proxy statement will be distributed to stockholders of both Howell common and preferred stock. Common stockholders of record on November 4 will be entitled to vote on the merger either by proxy or in person at a special meeting of the stockholders to be held in Houston on December 6, 2002. If holders of a majority of the common stock vote to approve the merger, and all other conditions are satisfied or waived, the merger should be consummated as soon as practicable after the stockholders meeting.

Board of Directors Declares Dividend on Common Stock

The Board of Directors declared a cash dividend of $0.04 per share on Howell common stock payable on November 27, 2002, to shareholders of record on November 13, 2002. Under the terms of the Agreement and Plan of Merger the regular quarterly dividend of $0.875 per share on Howell's preferred stock will not be paid if the merger is consummated on or prior to December 10, 2002.

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release includes forward-looking statements within the meaning of Section 27 A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition and government regulation.

IMPORTANT INFORMATION: Howell Corporation intends to file with the SEC, and mail to its stockholders, a proxy statement in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF HOWELL ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT HOWELL AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC's web site at www.sec.gov. A free copy of the proxy statement may also be obtained from Howell or Anadarko. Howell and its executive officers and directors, and
Anadarko, may be deemed to be participants in the solicitation of proxies from the stockholders of Howell in favor of the transaction. Information regarding the interests of Howell's officers and directors in the transaction will be included in the proxy statement. In addition to the proxy statement to be filed by Howell in connection with the transaction each of Howell and Anadarko file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Howell and Anadarko with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Howell or Anadarko. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

                              # # # #


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



                           HOWELL CORPORATION
               CONSOLIDATED FINANCIAL & OPERATIONS SUMMARY
                        (CONDENSED AND UNAUDITED)
  (dollars in thousands, except per share amounts and per unit amounts)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                      SEPTEMBER 30       SEPTEMBER 30
                                      ------------       ------------
                                     2002     2001      2002      2001
                                     ----     ----      ----      ----
Revenues:
Oil, gas & NGL                     $26,206   $20,634   $68,045   $65,429
Other                                  179       913       530     1,928
                                   --------  --------  --------  --------

    Total revenues                  26,385    21,547    68,575    67,357
                                   --------  --------  --------  --------

Expenses:

Lifting costs                        7,280     6,756    21,089    20,223
Production taxes                     2,857     2,236     7,514     6,929
Depreciation, depletion and
   amortization                      2,926     2,408     8,819     6,651
General and administrative           2,879     2,046     6,486     4,354
Other                                   42        68       119       117
                                   --------  --------  --------  --------

    Total expenses                  15,984    13,514    44,027    38,274
                                   --------  --------  --------  --------

Operating profit                    10,401     8,033    24,548    29,083
                                   --------  --------  --------  --------

Interest expense - net                 702       957     2,252     3,295
Other expense (income)                  (1)       37        (2)     (213)
                                   --------  --------  --------  --------
Earnings before income taxes         9,700     7,039    22,298    26,001

Income tax expense                   3,395     2,323     7,804     8,960
                                   --------  --------  --------  --------

Net earnings                       $ 6,305   $ 4,716   $14,494   $17,041
                                   ========  ========  ========  ========

Wtd. avg. common shares
   outstanding-Basic                 6,499     6,561     6,521     6,586

Earnings per common share-Basic:   $  0.88   $  0.63   $  1.94   $  2.31


Wtd. avg. common shares
   outstanding-Diluted               9,398     9,427     9,371     9,490

Earnings per common share-Diluted: $  0.67   $  0.50   $  1.55   $  1.80

OPERATIONS SUMMARY
Oil production (Mbbls)                 888       764     2,631     2,201
NGL production (Mbbls)                  64        25       178        93
Gas production (Mmcf)                  952       734     2,531     2,107
       MBOE                          1,111       911     3,231     2,645

Oil sales price (average)          $ 26.45   $ 24.48   $ 23.03   $ 24.94
NGL price (average)                $ 16.93   $ 15.82   $ 15.28   $ 22.09
Gas price  (average)               $  1.71   $  2.10   $  1.87   $  4.02